Exhibit 99.2

Perma-Fix Reports Financial Results and Provides Business Update
for the Third Quarter of 2016

ATLANTA – November 18, 2016 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the third quarter and nine months ended September 30, 2016.

Dr. Louis F. Centofanti, Chief Executive Officer, stated, “We are disappointed with our results year-to-date, which reflect a large number of shipments that were delayed and unanticipated spending constraints at the federal level. We have, however, begun to see the waste that was delayed begin to ship and expect to see improvement in the fourth quarter. Adjusted EBITDA (as defined below) for the fourth quarter of 2016 is estimated to be $1 million. In addition, we continue to look at all aspects of our business from a cost standpoint and are proceeding with the planned shutdown of our M&EC facility, which we believe should save an estimated $2 to $3 million annually.”

“Heading into the fourth quarter, we are near completion of our previously announced demonstration project with a significant customer related to the treatment of high level waste streams. If successful, this would represent our first foray into high level waste treatment. We believe we have the ability to complete this initial demonstration project and look forward to providing additional updates in the near future. At the same time, we are actively bidding on an increased number of projects within our Services Segment, and with the improved forecast for waste shipments, we expect to see the improved results continue into the new fiscal year.”

Dr. Centofanti concluded, "Our medical subsidiary has entered into a letter of intent (“LOI”) with a private investor, subject to execution of a definitive agreement, which we expect will provide it with financing to execute its strategy through commercialization of the Tc-99m technology. Pursuant to the LOI, the investor is to purchase $10 million of Preferred Shares in Perma-Fix Medical Corporation (“PFMC”), a wholly owned subsidiary of Perma-Fix Medical, S.A., at a price of $8.00 per share, which if consummated, would provide the investor with approximately 48.6% of the voting securities of PFMC and a warrant to purchase additional voting shares of PFMC. This cash infusion, combined with the new management team, will help the medical subsidiary accelerate its commercialization activities including submission of its regulatory filings."

Financial Results

Revenue for the third quarter of 2016 was $12.9 million versus $17.3 million for the same period last year. Revenue for the Treatment Segment was $7.6 million compared to $10.9 million for the same period in 2015. The decrease in revenue in the Treatment Segment was primarily due to lower waste volume. Revenue from the Services Segment was $5.3 million versus $6.4 million for the same period in 2015.

Gross profit for the third quarter of 2016 was $1.8 million versus $4.9 million for the third quarter of 2015. The decrease in gross profit was primarily within our Treatment Segment where gross profit decreased approximately $2.9 million and gross margin decreased to 11.0% from 34.0% for the same period last year primarily due to decreased revenue resulting from lower waste volume and the impact of our fixed costs structure.

Operating loss for the third quarter of 2016 was $1.4 million versus an operating income of $1.5 million for the third quarter of 2015. Net loss attributable to common stockholders for the third quarter of 2016 was $1.6 million or ($0.13) per share, versus net income of $1.1 million or $0.09 per share for the same period in 2015.

The Company recorded Adjusted EBITDA of $152,000 from continuing operations during the quarter ended September 30, 2016, as compared to Adjusted EBITDA of $2.9 million for the same period of 2015. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project, impairment charges on tangible and intangible assets and write-off of prepaid fees resulting from tangible asset impairment loss. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for (loss) income from continuing operations for the three and nine months ended September 30, 2016 and 2015.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2016	2015	2016	2015
(loss) Income from continuing operations	$(1,500)	$1,284	$(13,480)	$(322)

Adjustments:
Depreciation & amortization	1,189	912	2,986	2,821
Interest income	(31)	(16)	(78)	(36)
Interest expense	101	124	377	390
Interest expense - financing fees	14	56	99	171
Income tax expense (benefit)	37	53	(3,093)	124

EBITDA	(190)	2,413	(13,189)	3,148

Research and development costs related to Medical Isotope project	342	527	1,196	1,354
Impairment loss on tangible assets	—	—	1,816	—
Impairment loss on intangible assets	—	—	8,288	—
Write-off of prepaid fees resulting from impairment loss on tangible asset	—	—	587	—

Adjusted EBITDA	$152	$2,940	$(1,302)	$4,502

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended			Nine Months Ended
	September 30, 2016			September 30, 2016
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$7,643	$5,278	$—	$22,832	$14,936	$—
Gross profit	837	970	—	1,280	2,377	—
Segment (loss) profit	(125)	360	(342)	(8,800)	682	(1,196)

	Three Months Ended			Nine Months Ended
	September 30, 2015			September 30, 2015
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$10,866	$6,443	$—	$31,702	$15,562	$—
Gross profit	3,696	1,250	—	8,265	2,190	—
Segment profit (loss)	2,681	507	(527)	5,124	265	(1,354)

The Company failed to meet its quarterly fixed charge coverage ratio in the third quarter of 2016; however, the Company has obtained a waiver from our lender for this non-compliance. The Company’s inability to meet its quarterly fixed charge coverage ratio in the third quarter of 2016 was due in large part, to the decrease in revenues sustained by our Treatment Segment as a result of delays in certain waste shipments that we expected to receive during the third quarter of 2016. The Company has further received a revision in the methodology to be used in calculating our fixed charge coverage ratio which we believe will enable us to meet our fixed charge coverage ratio requirement for the remainder of 2016.

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Friday, November 18, 2016. The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-0778 for U.S. callers, or +1 201-689-8565 for international callers. The conference call will be led by Dr. Louis F. Centofanti, Chief Executive Officer, and Ben Naccarato, Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight November 25, and can be accessed by calling: (877) 481-4010 (U.S. callers) or +1 (919) 882-2331 (international callers) and entering conference ID: 10159.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: expect to see improvement in the fourth quarter; receipt of waste shipment that were delayed; Adjusted EBITDA is estimated to be $1 million in the fourth quarter of 2016; estimated costs savings from M&EC facility shut down of $2 to $3 million annually; improved results continue into the new fiscal year; cash infusion in the medical subsidiary; and meeting fixed charge coverage ratio requirement for the remainder of 2016. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress fails to provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; inability to consummate the transaction with the investor to purchase shares of PFMC’s preferred stock; and the “Risk Factors” discussed in, and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of, our 2015 Form 10-K and Forms 10-Q for quarters ended March 31, 2016, June 30, 2016, and September 30, 2016. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

 PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in Thousands, Except for Per Share Amounts)	2016	2015	2016	2015

Net revenues	$12,921	$17,309	$37,768	$47,264
Cost of goods sold	11,114	12,363	34,111	36,809
Gross profit	1,807	4,946	3,657	10,455

Selling, general and administrative expenses	2,732	2,887	8,162	8,663
Research and development	441	583	1,570	1,500
Loss (gain) on disposal of property and equipment	12	(23)	16	(23)
Impairment loss on tangible assets	—	—	1,816	—
Impairment loss on intangible assets	—	—	8,288	—
(Loss) income from operations	(1,378)	1,499	(16,195)	315

Other income (expense):
Interest income	31	16	78	36
Interest expense	(101)	(124)	(377)	(390)
Interest expense-financing fees	(14)	(56)	(99)	(171)
Other	(1)	2	20	12
(Loss) income from continuing operations before taxes	(1,463)	1,337	(16,573)	(198)
Income tax expense (benefit)	37	53	(3,093)	124
(Loss) income from continuing operations, net of taxes	(1,500)	1,284	(13,480)	(322)

Loss from discontinued operations, net of taxes	(191)	(377)	(622)	(1,313)
Net (loss) income	(1,691)	907	(14,102)	(1,635)

Net loss attributable to non-controlling interest	(135)	(163)	(472)	(487)

Net (loss) income attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(1,556)	$1,070	$(13,630)	$(1,148)

Net (loss) income per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$(.12)	$.12	$(1.12)	$.01
Discontinued operations	(.01)	(.03)	(.06)	(.11)
Net (loss) income per common share	$(.13)	$.09	$(1.18)	$(.10)

Number of common shares used in computing net (loss) income per share:
Basic	11,632	11,526	11,588	11,506
Diluted	11,632	11,561	11,588	11,542

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2016	2015
(Amounts in Thousands, Except for Share and Per Share Amounts)	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash and equivalents	$145	$1,534
Account receivable, net of allowance for doubtful accounts of $252 and $1,474, respectively	9,824	9,673
Unbilled receivables	3,337	4,569
Other current assets	3,341	4,306
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period presented	86	34
Total current assets	16,733	20,116

Net property and equipment	17,924	19,993
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period presented	81	531
Intangibles and other assets	33,429	42,273
Other assets related to discontinued operations	286	—
Total assets	$68,453	$82,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$14,783	$16,619
Current liabilities related to discontinued operations	477	531
Total current liabilities	15,260	17,150

Long-term liabilities	20,216	18,997
Long-term liabilities related to discontinued operations	986	1,064
Total liabilities	36,462	37,211
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and oustanding, liquidation value $1.00 per share plus accrued and unpaiddividends of $915 and $867, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 11,664,404 and 11,551,232 shares issued, respectively; 11,656,762 and 11,543,590 shares outstanding, respectively	11	11
Additional paid-in capital	105,959	105,556
Accumulated deficit	(74,438)	(60,808)
Accumulated other comprehensive loss	(129)	(117)
Less Common Stock in treasury at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	31,315	44,554
Non-controlling interest in subsidiary	(609)	(137)
Total stockholders' equity	30,706	44,417

Total liabilities and stockholders' equity	$68,453	$82,913